U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                   (Check One)
[ ] Form 10-K and Form 10-KSB        [ ] Form 20-F         [ ] Form 11-K
[X] Form 10-Q and Form 10-QSB        [ ] Form N-SAR
         For Period Ended:  September 30, 2001
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition  Report on Form 10-Q
         [ ] Transition  Report on Form N-SAR
         For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:. Not Applicable
 ...............................................................................

Part I--Registrant Information

Full Name of Registrant
Coates International, Ltd.
 ...............................................................................
Former Name if Applicable
Not Applicable.

2100 Highway #34 & Ridgewood Road
 ...............................................................................
Address of principal Executive Office (Street and Number)

Wall Township, NJ 07719
 ...............................................................................
City, State and Zip Code

Part II-Rules 12b-25 (b) and (c)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    x (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
    x (b) The subject quarterly report on Form 10-QSB will be filed on or before the fifth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable: Not Applicable.

PART III--Narrative

The reason Registrant's Quarterly Report on Form 10-QSB cannot be filed on or before November 14, 2001,the prescribed due date, is that the coordination of the financial and business information disclosures to be included in Registrant's quarterly report and in Registrant's to-be-filed amendment to its recently filed registration statement on Form 10-SB cannot be completed on a timely basis without incurring unreasonable effort and expense.

PART IV--Other Information

         (1) Name and telephone number of person to contact in regard to this notification

       George J. Coates, President           (732)         449-7717
 ...............................................................................
               (Name)                     Area Code)  (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s):
                                                         [X] Yes  [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?:

                                                          [ ] Yes   [X] No


                        Coates International, Ltd.
 ..............................................................................
                (Name of Registrant as specified in charter) has caused this notification to be signed on behalf by the undersigned thereunto duly authorized

                                             /s/George J. Coates
Date  November 14, 2001                   By..................................+
                                             George J. Coates, President